EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-32172 of Manugistics Group, Inc. and its subsidiaries on Form S-8 of our reports dated March 27, 2003, (which reports express an unqualified opinion and include or reference an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002), appearing in the Annual Report on Form 10-K of Manugistics Group, Inc. and its subsidiaries for the year ended February 28, 2003.

/s / DELOITTE & TOUCHE LLP
McLean, Virginia

July 15, 2003